UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

American Capital, Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Common Stock $0.01 par value

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Two Bethesda Metro Center 14th Floor Bethesda MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE

February 5, 2009

Contact:

Amanda Cuthbertson, Director, Investor Relations

Pete Deoudes, Director, Equity Capital Markets

AMERICAN CAPITAL ENCOURAGES STOCKHOLDERS TO SUBMIT VOTING

INSTRUCTIONS FOR ITS SPECIAL MEETING REGARDING SHARE

ISSUANCE FOR STRATEGIC ACQUISITIONS

Bethesda, MD – February 5, 2009 – American Capital Ltd. (or “the Company”) (Nasdaq: ACAS) announced today that it is encouraging all stockholders to promptly submit their voting instructions for the special meeting of stockholders to be held on February 19, 2009. Stockholders who have not yet voted may still vote in advance of the meeting by telephone or internet, as described below.

The matter under consideration at the meeting is a proposal to authorize American Capital, with approval of its Board of Directors, to sell shares of common stock below the net asset value per share subject to limitations. If approved, the authorization would be effective for a twelve month period expiring on the anniversary of the date of the special meeting and the number of shares would be limited to: (i) the shares of common stock required to be issued to complete the acquisition of the ordinary shares the Company does not already own of European Capital Limited and (ii) a maximum of an additional 42,812,640 shares of common stock, which is 20% of the number of shares outstanding as of the record date, subject to adjustment for shares issued following the occurrence of events such as stock splits, stock dividends, distributions and recapitalizations. Stockholders should review the proxy statement at www.AmericanCapital.com/2009proxymaterials for further information on this matter.

American Capital has engaged Georgeson, Inc., a proxy solicitation firm, to contact stockholders by telephone to encourage voting. Stockholders that have not already voted may receive calls prior to the meeting from Georgeson on behalf of the Company.

Boston • Chicago • Dallas • Frankfurt • Hong Kong • Los Angeles • London • New York •

Paris • Washington, D.C.

American Capital

February 5, 2009

INSTRUCTIONS FOR PROMPT VOTING

•	Stockholders may cast their votes on the internet. Please have the proxy control number from the proxy card available and follow the instructions provided on the proxy.

•	Stockholders who wish to vote by phone may call American Capital’s proxy solicitor, Georgeson, at (866) 873-6991 to vote by phone, or to receive instructions on voting by phone.

•	Stockholders may also contact their brokerage firms for help with casting their votes.

Please note that voting by phone or internet will require that you have your proxy control number available. This number is printed on the proxy card accompanying the Proxy Statement. Stockholders who have not yet received their proxy control number should contact their brokerage firm.

ABOUT AMERICAN CAPITAL

American Capital, with $17 billion in capital resources under management1, is the only private equity fund and the largest alternative asset management company in the S&P 500. American Capital, both directly and through its global asset management business, originates, underwrites and manages investments in private equity, leveraged finance, real estate and structured products. American Capital and its affiliates invest from $5 million to $400 million per company in North America and €5 million to €100 million per company in Europe. American Capital was founded in 1986 and currently has 10 offices in the U.S., Europe and Asia.

[1]	As of September 30, 2008.

Performance data quoted above represents past performance of American Capital. Past performance does not guarantee future results and the investment return and principal value of an investment in American Capital will likely fluctuate. Consequently, an investor's shares, when sold, may be worth more or less than their original cost. Additionally, American Capital's current performance may be lower or higher than the performance data quoted above.

This press release contains forward-looking statements. The statements regarding expected results of American Capital are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national or international economic conditions or changes in the conditions of the industries in which American Capital has made investments.

Boston • Chicago • Dallas • Frankfurt • Hong Kong • Los Angeles • London • New York •

Paris • Washington, D.C.